FOR IMMEDIATE RELEASE

American Realty Capital Properties Has Acquired $25.3 Million of Net Lease Properties Since July 1

Acquired Properties are 80% Leased to Investment Grade Tenants, Purchased at an 8.6% Cap Rate and Demonstrative of ARCP’s Success in Executing its Organic Acquisitions Strategy

New York, New York, August 5, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it had closed upon the acquisition of 26 net lease properties for $25.3 million, exclusive of closing costs. The 26 properties are 80% net leased to investment grade tenants, as determined by a major credit rating agency, including Dollar General, Family Dollar and Walgreens. The properties were purchased at a weighted average cap rate of 8.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price) and contain leases with a weighted average remaining duration of 9.4 years.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP added, “In addition to the large portfolio acquisitions that we have announced and completed to date, these $25 million of acquisitions since July 1st demonstrate our acquisition team’s ability to execute consistently on our organic growth strategy, allowing us to purchase efficiently single assets and small portfolios in line with our investment focus. We are pleased to announce the purchase of these high quality real estate assets which are 80% net leased to investment grade tenants and purchased at strong cap rates in the mid 8.0% range.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding ARCP and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500